Exhibit 99.1

October 31, 2019

Dear Stockholder:

Thank you for your investment in SmartStop Self Storage REIT, Inc. (“SmartStop”) and for your continued trust in our vision to be the most dynamic self storage company in the U.S. and Canada. On Tuesday, October 29, 2019, we entered into a preferred stock purchase agreement with Extra Space Storage LP, a subsidiary of Extra Space Storage, Inc. (“EXR”, NYSE: EXR), in which EXR committed to purchase up to $200 million in a new Series A Convertible Preferred Stock (“Series A Preferred”). As of the closing of the transaction on October 29, 2019, EXR had purchased $150 million of the Series A Preferred, as was disclosed in our form 8-K filing dated October 30, 2019. Our 8-K filing on the investment can be found at https://www.sec.gov/Archives/edgar/data/1585389/000156459019038732/ck1585389-8k_20191029.htm.

2019 has been a transformational year for SmartStop and this investment solidifies our balance sheet for maximum flexibility in the future.

The Series A Preferred investment from EXR gives SmartStop the opportunity to invest on both sides of the balance sheet, by:

•	Paying off two higher-interest loans for a total of approximately $95.4 million, which will be accretive to Funds From Operations (FFO) and cash flows:
o	Payoff of the Senior Term Loan for approximately $80.9 million, which carried an effective interest rate of approximately 6.8%;
o	Payoff of the KeyBank Tenant Program Loan for approximately $14.5 million, which carried an effective interest rate of LIBOR + 3.5% in addition to high monthly principal amortization;
o

The net result of these loan payoffs, which occurred October 29, 2019, is a decline in SmartStop’s overall leverage to approximately 45% from a leverage ratio prior to the Series A Preferred investment of approximately 55%;

•	Executing on two expansion projects:
o	An expansion of an existing SmartStop property located in Riverview, Florida;
o	A development of an outparcel for a quick-service drive-thru coffee store at an existing SmartStop property located in Oakville, Ontario, Canada;
•	Continuing to enhance the retail presence and operating income of existing stores:
o	Investing in income enhancing capital projects, such as solar panel installations and LED lighting upgrades;
o	Completing the portfolio-wide retail office renovations at all SmartStop locations;
o	Repositioning of properties by redeveloping individual existing drive-up buildings into multi-story, climate controlled structures;
•	Investing strategically in acquisitions with an emphasis on further improving the institutional quality, demographics, and rents per square foot of the portfolio.

The investment from EXR also reinforces the value in our self-managed and fully-integrated strategy. EXR is the 2nd largest self storage operator in the U.S., with a market capitalization of more than $14 billion. The investment, which we can draw up to $200 million, is affirmation of the quality of SmartStop’s portfolio and its self storage platform. This transaction is unique in both the self storage and non-traded REIT industries, and speaks to the relationship between SmartStop and EXR.

Finally, the Series A Preferred equity investment positions SmartStop to continue its preparation for various strategic alternatives. We continue to be focused on unlocking value for stockholders, including any potential liquidity event for SmartStop. This investment increases the flexibility towards a variety of liquidity paths, including a listing on a national exchange, a sale of the portfolio, or a merger with a financial or strategic partner. By solidifying the balance sheet and making accretive investments in the portfolio, we are putting SmartStop in a great position to execute on behalf of our stockholders.

We are excited about this new investment from EXR and believe it speaks to the quality of the SmartStop organization and value in its portfolio. The proceeds from this investment will allow us to solidify our balance sheet and make additional accretive investments. We continue to look for new ways to move the company forward, and are pleased to share the news of this transaction with you.

Sincerely,

SMARTSTOP SELF STORAGE REIT, INC.

By:

Michael S. McClure

Chief Executive Officer

This letter may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and our ability to access additional capital; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. This is neither an offer nor a solicitation to purchase securities.